Exhibit 99.1

enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports First Quarter 2019 Results

CENTRAL ISLIP, N.Y., (Business Wire) – May 9, 2019 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its first quarter 2019 financial results.

CVD first quarter 2019 revenue was $3.5 million as compared to $9.2 million in the first quarter of 2018, a decrease of $5.7 million or 62.0%. Net loss for the first quarter was $2.2 million, or $0.33 per diluted share, as compared to a net profit of $.6 million or $.09 per diluted share in the first quarter of 2018.

The Company has received new orders of approximately $6.5 million in the first quarter of 2019 and order backlog at March 31, 2019 was approximately $6.0 million. The Company’s return to profitability is dependent upon, among other things, the receipt of new equipment orders, the ramp up of the materials business and managing planned expenditures and operating expenses. Thomas McNeill, Chief Financial Officer, said “We anticipate the cost containment measures we have been implementing should align our expenses to our order rates, thereby reducing future operating losses and should return the Company to profitability by the first quarter of 2020”.

“While 2018 was a difficult year for CVD, the Company has accelerated its focus on the materials business. During 2018, the Company invested $2.5 million in building improvements and machinery related to CVD Materials, $.4 million in the first quarter of 2019 and other materials facility related expenses.   With the operations at our new materials facility coming online during the third quarter of 2019, and our continued investment in building improvements and machinery we will enhance our marketing efforts by showcasing our operations to new and existing customers. In addition, we will complete the move of our Mesoscribe operations from California by the end of May 2019, with integration to be completed by July 2019. The consolidating of Mesoscribe operations into our materials facility should enhance our ability to execute on operational improvements, as well as reduce operational costs. The expanded materials operations will enhance our capabilities in providing i) corrosion resistant coatings through our Tantaline® subsidiary for medical, pharma, oil and gas applications, ii) sensors through our MesoScribe™ subsidiary for defense, aerospace and turbine applications, and iii) through our CVD Materials subsidiary for carbon composite materials, medical coatings, electronic substrate materials and further expansion into other coatings for defense, aerospace, medical, and industrial applications,” said Leonard Rosenbaum, President and Chief Executive Officer.

The Company will hold a conference call to discuss its results today at 4:30 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13690756. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, conditions, success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements.

For further information about this topic please contact:

Gina Franco

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2019 and 2018
(In thousands)

	Three Months Ended
	2019	2018
Revenue	$3,469	$9,154
Gross profit	(388)	3,761
Operating expenses	2,177	2,850
Operating (loss) income	(2,565)	911
Net (loss) income	(2,177)	558
Diluted (loss) earnings per share	$(0.33)	$0.09

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

Condensed Consolidated Balance Sheets
As of March 31, 2019 and December 31, 2018
(In thousands)

	2019	2018
Assets
Current Assets
Cash and cash equivalents	$11,253	$11,439
Accounts receivable, net	2,104	4,065
Contract assets	1,089	1,358
Inventories, net	1,745	1,862
Other current assets	771	723
Total Current Assets	$16,962	$19,447
Property, plant and equipment, net	30,596	30,403
Other assets	3,070	2,665
Total Assets	$50,628	$52,515

Liabilities and Stockholders' Equity
Current Liabilities	$4,330	$4,071
Total Long-Term Liabilities	11,884	12,052
Total Stockholders’ Equity	34,414	36,392
Total Liabilities and Stockholders’ Equity	$50,628	$52,515

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2018

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com